EXHIBIT 99.1 - PRESS RELEASE DATED SEPTEMBER 11, 2002


                          CUMBERLAND TECHNOLOGIES, INC.
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FOR IMMEDIATE RELEASE
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TAMPA, FLORIDA (September 11, 2002).....  Cumberland Technologies,  Inc. (Nasdaq
SmallCap symbol CUMB) announced today that it recently received notice from The Nasdaq Stock Market, Inc. to the effect that its shares will be delisted from the Nasdaq SmallCap Market at the opening of business on September 13, 2002.

The Nasdaq notice said Cumberland does not comply with the market value of publicly held shares for continued listing, and that the Cumberland common stock is therefore subject to delisting from the Nasdaq SmallCap Market.

Cumberland said it does not intend to appeal the delisting notice. The Company said it is seeking arrangements for a broker-dealer to make a market in the Company's shares on the Nasdaq OTC Bulletin Board.

Cumberland Technologies, Inc. and its subsidiaries provide advanced software technology to insurance agencies, which focus on the selling and delivery of surety insurance products to consumers. Through our insurance subsidiaries, we provide Performance and Payment surety bonds for the construction industry and Commercial surety bonds to federal and local government agencies.

Cumberland Technologies, Inc. is headquartered in Tampa, Florida, with offices in Atlanta, Georgia; Greenville, South Carolina; Dallas, Texas; Phoenix, Arizona and Redondo Beach, California.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company's ability to adequately estimate its liability reserves for its insurance business; competitive pricing pressures; general business and economic conditions; and changes in governmental regulations affecting its insurance business, and risk that the Company's shares will not be listed on OTC Bulletin Board.














For more information contact: Joseph M. Williams (813) 241-1614 or Carol S. Black (813) 889-4019.